As filed with the Securities and Exchange Commission on November 19, 2014

Registration No. 333-192000

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

MONTAGE TECHNOLOGY GROUP LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room A1601, Technology Building, 900 Yi Shan Road

Xuhui District, Shanghai, 200233

People’s Republic of China

Tel: (86 21) 6128-5678

(Address, Including Zip Code, of Principal Executive Offices)

Montage Technology Group Limited 2006 Share Incentive Plan

Montage Technology Group Limited 2013 Performance Incentive Plan

(Full Title of the Plan)

Mark Voll

Chief Financial Officer

Montage Technology Group Limited

2025 Gateway Place, Suite 262

San Jose CA 95110

Tel: 408-982-2788

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Paul Scrivano

Eric C. Sibbitt

O’Melveny & Myers LLP

Two Embarcadero Center

28th Floor

San Francisco, CA 94111-3823

Tel: (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (File No. 333-192000) (the “Registration Statement”) of Montage Technology Group Limited, a Cayman Islands exempted company (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2013 and subsequently amended by the Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on December 31, 2013. The Registration Statement registered the following: 3,771,093 shares of the Company’s ordinary shares, par value $0.0125 per share, for issuance pursuant to the Montage Technology Group Limited 2006 Share Incentive Plan and 4,000,000 shares of the Company’s ordinary shares, par value $0.0125 per share, for issuance pursuant to the Montage Technology Group Limited 2013 Performance Incentive Plan.

On November 18, 2014, pursuant to the Agreement and Plan of Merger between the Company and Shanghai Pudong Science and Technology Investment Co., Ltd., a PRC limited liability company (“Parent”), dated as of June 11, 2014 (the “Merger Agreement”), CEC Montage Merger Sub Ltd. (“Merger Subsidiary”), a Cayman Islands exempted company and wholly owned subsidiary of Montage Technology Global Holdings, Ltd., a Cayman Islands exempted Company and new entity formed by Parent, was merged with and into the Company, and the separate existence of Merger Subsidiary thereupon ceased (the “Merger”).

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. The Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Registration Statement as of the effective time of the Merger (the “Plan Shares”), in accordance with the undertakings made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering. The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 19, 2014.

MONTAGE TECHNOLOGY GROUP LIMITED

By:	/s/ Mark Voll
Name:	Mark Voll
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on November 19, 2014.

Signature	Title

*	Chairman and Chief Executive Officer
Howard C. Yang

*	Director and President
Stephen Tai

/s/ Mark Voll	Chief Financial Officer
Mark Voll	(principal financial and accounting officer and Authorized United States representative)

*	Director
Yung Kuei (YK) Yu

*	Director
Cathy Yen

*	Director
Jung-Kung (Jackie) Yang

*	Director
Edward Way

*	Director
Charles G. Sodini

*By /s/ Mark Voll
Mark Voll Attorney-in-Fact